                                                                                                                          EXHIBIT 11

                                                   THE BEAR STEARNS COMPANIES INC.
                                            STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                                             (UNAUDITED)
                                            ----------------------------------------------


                                                           Three-Months Ended                    Nine-Months Ended
                                                   ----------------------------------    ---------------------------------
                                                     August 25,         August 27,         August 25,         August 27,
                                                        2000               1999              2000               1999
                                                   ----------------   ---------------    ---------------    --------------
                                                                      (In thousands, except share data)
Weighted average common and common
  equivalent shares outstanding:  (1)
    Average Common Stock outstanding                     107,667           126,425            111,818           129,311
    Average Common Stock equivalents:
      Common Stock issuable
        under employee benefit plans                         502               486                502               490
      Common Stock issuable
        assuming conversion of CAP Units                  40,647            38,455             40,647            34,996
                                                   ----------------   ---------------    ---------------    --------------
Total weighted average common and
  common equivalent shares outstanding                   148,816           165,366            152,967           164,797
Effect of dilutive instruments:
  Employee stock options                                     418                 -                199                 -
  Restricted stock purchases                                   8                 -                  3                 -
                                                   ----------------   ---------------    ---------------    --------------
Total weighted average diluted common and
  common equivalent shares outstanding                   149,242           165,366            153,169           164,797
                                                   ================   ===============    ===============    ==============

Net income                                         $     181,436      $    192,285       $    577,994       $   621,051

Preferred Stock dividend requirements                     (9,778)           (9,778)           (29,335)          (29,335)

Income adjustment (net of tax) applicable
  to deferred compensation arrangements                   25,909            14,854             63,270            71,446
                                                   ----------------   ---------------    ---------------    --------------

Adjusted net income                                $     197,567      $    197,361       $    611,929       $   663,162
                                                   ================   ===============    ===============    ==============

Basic earnings per share (1)                       $           1.33   $          1.19    $          4.00    $         4.02
                                                   ================   ===============    ===============    ==============

Diluted earnings per share (1)                     $           1.32   $          1.19    $          4.00    $         4.02
                                                   ================   ===============    ===============    ==============


(1) Reflects all stock dividends declared through October 29, 1999.


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